Exhibit 99.1

eBay Inc. and Silver Lake Investor Group

Settle Skype Litigation with Joltid Limited

SAN JOSE – November 6, 2009 – eBay Inc. (NASDAQ: EBAY) today announced that the investor group led by Silver Lake, which had previously entered into a definitive agreement to acquire a majority stake in Skype from the company, has reached a settlement agreement with Joltid Limited and Joost N.V. that gives Skype ownership over all software previously licensed from Joltid and ends all litigation currently pending against the investor group and eBay at the closing of the acquisition.

As part of the settlement agreement, Joltid and Skype founders Niklas Zennström and Janus Friis will join the investor group, contributing Joltid software and making a significant capital investment in exchange for a 14 percent stake in Skype. As a result, Silver Lake and other investors including Andreessen Horowitz and the Canada Pension Plan Investment Board (CPPIB), will together hold 56 percent of Skype and eBay will retain 30 percent. As previously announced, eBay will receive approximately $1.9 billion in cash upon the completion of the sale and a note from the buyer in the principal amount of $125 million. The deal, which values Skype at $2.75 billion and is not subject to a financing condition, is expected to close in the fourth quarter of 2009.

“Skype will be well positioned to move forward under new owners with ownership and control over its core technology,” said eBay Inc. President and CEO John Donahoe. “At the same time, eBay continues to retain a significant stake in Skype and will benefit from its continued growth. We look forward to closing the deal and focusing on growing our core ecommerce and payments businesses.”

Commenting on the agreement on behalf of the investor group, Silver Lake Managing Director Egon Durban said: “We are very pleased to have the litigation resolved. We remain confident in a great future for Skype, and we look forward to working with Niklas, Janus and the other investors as partners to help the company achieve its full potential.”

The investor group will no longer include Index Ventures, which has withdrawn from participation. Commenting on its decision to withdraw, Danny Rimer of Index Ventures, said: “We are pleased that Skype will now be able to put litigation behind it, and we wish Josh Silverman, his team and the Skype investors well in continuing to grow a great business. Although Skype has the potential to be a great investment, the deal terms changed for Index such that it no longer matches our investment criteria and thus we have decided not to participate in the transaction.”

About eBay Inc.

Founded in 1995, eBay Inc. (NASDAQ: EBAY) connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay is headquartered in San Jose, California. For more information, please visit www.ebay.com.

About Skype

Skype is software that enables the world’s conversations. Millions of individuals and businesses use Skype to make free video and voice calls, send instant messages and share files with other Skype users. Every day, people everywhere also use Skype to make low-cost calls to landlines and mobiles.

Forward Looking Statements

This announcement contains forward-looking statements relating to eBay’s future performance that are based on its current expectations, forecasts and assumptions. Those statements involve risks and uncertainties, and actual results may differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approval for the transaction; the possibility that the transaction may not close; the reaction of consumers and Skype’s users and commercial partners to the transaction; the reaction of competitors to the transaction; the anticipated continuation of Skype’s growth; and the potential longer-term value of Skype.

More information about factors that could affect eBay’s operating results can be found in the company’s most recent annual report on its Form 10-K and its subsequent quarterly reports on Form 10-Q (available at http://investor.ebayinc.com). All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

For more information:

Alan Marks, eBay Inc.

(408) 425-9539

amarks@ebay.com

Mike Buckley/Anisha Patel, Brunswick

(415) 671-7676